Exhibit 99.1

Cano Announces Departure of Steven Pully From its Board of Directors and that the U.S. Fifth Circuit Court of Appeals Affirmed Dismissal of the Truk Litigation

FORT WORTH, Texas—(BUSINESS WIRE)—Cano Petroleum, Inc. (NYSE Amex: CFW) announced today that Steven Pully has resigned his position as a member of Cano’s board of directors.

Jeff Johnson, Cano’s Chairman and CEO commented, “We would like to thank Steve and Carlson Capital for their support over the past two years and their continued support as we review our strategic alternatives.  Steve joined our board during a turbulent phase of our Company.  His insight and leadership have well served our stockholders, board and management.”

The Company also announced that on August 4, 2010, the United States Court of Appeals for the Fifth Circuit affirmed the dismissal by the United States District Court for the Northern District of Texas of all claims by Truk International Fund, L.P. against David W. Wehlmann, Randall Boyd, Donald W. Niemiec, Robert L. Gaudin, William O. Powell, III, S. Jeffrey Johnson, Morris B. Smith, Ben Daitch, Michael Ricketts, Patrick McKinney and the underwriters of the June 26, 2008 public offering of Cano common stock.  By affirming the decision of the lower court, the United States Court of Appeals for the Fifth Circuit agreed that the plaintiff’s complaint failed to state a claim upon which relief could be granted, and thus found merit in dismissing the lawsuit.

About Cano

Cano Petroleum, Inc. is an independent Texas-based energy producer with properties in the mid-continent region of the United States. Cano’s primary focus is on increasing domestic production from proven fields using enhanced recovery methods. Cano trades on the NYSE Amex under the ticker symbol CFW. Additional information is available at www.canopetro.com.

Safe-Harbor Statement — Except for the historical information contained herein, the matters set forth in this news release are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. The company intends that all such statements be subject to the “safe-harbor” provisions of those Acts. Many important risks, factors and conditions may cause the company’s actual results to differ materially from those discussed in any such forward-looking statement. These risks include, but are not limited to, estimates or forecasts of reserves, estimates or forecasts of production, future commodity prices, exchange rates, interest rates, geological and political risks, drilling risks, product demand, transportation restrictions, the ability of Cano Petroleum, Inc. to obtain additional capital, and other risks and uncertainties described in the company’s filings with the Securities and Exchange Commission. The historical results achieved by the company are not necessarily indicative of its future prospects. The company undertakes no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Contacts

Cano Petroleum, Inc.
Ben Daitch, 877-698-0900
Senior Vice President & CFO
INFO@canopetro.com